Exhibit 16.1

December 6, 2010

Securities and Exchange Commission

405 Fifth Street, NW

Washington, D.C. 20549

Gentlemen:

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by China Natural Gas, Inc. in Item 4.01 of its Form 8-K dated December 6, 2010, captioned “Changes in Registrant’s Certifying Accountant.”  We have no basis to agree or disagree with the other statements contained therein.

/s/ Frazer Frost, LLP

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FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.